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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

              CERTIFICATE AND NOTICE OF TERMINATION OF REGISTRATION
           UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
                   OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
          SECTIONS 13 and 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                           COMMISSION FILE NO. 0-19684

                          COASTAL FINANCIAL CORPORATION
             (Exact name of registrant as specified in its charter)

                                 2619 Oak Street
                       Myrtle Beach, South Carolina 29577
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                          COMMON STOCK, PAR VALUE $0.01
            (Title of each class of securities covered by this Form)

                                      NONE
             (Titles of all other classes of securities for which a
                   duty to file reports under section 13(a) or
                                 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


            [X] Rule 12g-4(a)(1)(i)      [X] Rule 12h-3(b)(1)(i)

            [ ] Rule 12g-4(a)(1)(ii)     [ ] Rule 12h-3(b)(1)(ii)

            [ ] Rule 12g-4(a)(2)(i)      [ ] Rule 12h-3(b)(2)(i)

            [ ] Rule 12g-4(a)(2)(ii)     [ ] Rule 12h-3(b)(2)(ii)

                                         [ ] Rule 15d-6

     Approximate number of holders of record as of the certification or notice date: 1

     Pursuant to the requirements of the Securities Exchange Act of 1934, BB&T Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



DATE:  May 1, 2007            By:  /s/M. Patricia Oliver
                                   ---------------------------------------
                                   M. Patricia Oliver
                                   Executive Vice President, General Counsel,
                                   Secretary and Chief Corporate Governance
                                   Officer
                                   BB&T Corporation, as Successor to Registrant
                                   by Merger